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                                                                    Exhibit 99.1

[LOGO] Progress Energy

                                                         news release


        Progress Energy announces equity offering of 11 million shares


RALEIGH, NC (August 6, 2001) - Progress Energy (NYSE: PGN) announced today that it plans to sell approximately 11 million shares of common stock. The offering will be made pursuant to Progress Energy's shelf registration statement. The offering is expected to conclude in mid-August.

The proceeds from the sale of these securities will be used to retire outstanding commercial paper or other short-term debt that was issued to finance the acquisition of Florida Progress Corporation and for general corporate purposes.

The joint book-running managers for the offering are Merrill Lynch & Co. and Salomon Smith Barney. The underwriters will also have a 30-day option to purchase up to 1.65 million additional shares to cover any overallotment of shares.

Progress Energy raised its 2001 earnings estimate last month when the company announced second quarter earnings. The company reconfirmed that higher estimate today. "Progress Energy is still on track to achieve earnings this year in the $3.35-3.45 range," said William Cavanaugh, chairman, president and CEO of Progress Energy. "We are confident that we will still meet our new earnings range, even with this stock sale."

This offering will be made by a prospectus only. A copy of the prospectus for the offering may be obtained from the offices of the underwriters.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Progress Energy (NYSE: PGN) is a diversified holding company headquartered in Raleigh, N.C., with more than 20,000 megawatts of generation capacity and $7 billion in annual revenues. The company's diverse portfolio includes two major electric utility companies, CP&L and Florida Power, as well as NCNG, SRS, Progress Rail, Progress Telecom and an important new organization, Energy Ventures, which was created to manage fuel extraction, manufacturing and delivery; merchant generation; and energy marketing and trading. These companies serve 2.8 million
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customers across the Southeast, providing electricity, natural gas, energy services and broadband capacity.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the ability of the companies to control or estimate precisely. Factors include, but are not limited to, actions in the financial markets, actions of regulatory agencies, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the companies' SEC reports.


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Contacts:

Investor Relations, Bob Drennan, 919.546.7474
Corporate Communications, Keith Poston, 919.546.6189 or toll-free
877.641.NEWS(6397)